Exhibit 10.31
Loan No. R10178SO4
NON-REVOLVING CREDIT SUPPLEMENT
LETTER OF CREDIT
     THIS SUPPLEMENT to the Master Loan Agreement dated October 13, 2004 (the “MLA”), is entered into as of June 11, 2007, between CoBANK, ACB (“CoBank”) and AMAIZING ENERGY DENISON, LLC, Denison, Iowa (the “Company”).
     SECTION 1. The Non-Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed $1,543,000.00 at any one time outstanding (the “Commitment”). Within the limits of the Commitment, amounts borrowed and later repaid may not be reborrowed.
     SECTION 2. Purpose. The purpose of the Commitment is to allow the Company to open an irrevocable letter of credit (“Letter of Credit”) for its account. The Letter of Credit will be issued within a reasonable period of time after CoBank’s receipt of a duly completed and executed copy of CoBank’s then current form of Application and Reimbursement Agreement or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties. Any draw under the Letter of Credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement. The Letter of Credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the Commitment.
     SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including April 1, 2008, or such later date as CoBank may, in its sole discretion, authorize in writing.
     SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with the following interest rate:
     CoBank Base Rate. At a rate per annum equal at all times to 1/2 of 1% above the rate of interest established by CoBank from time to time as its CoBank Base Rate, which rate is intended by CoBank to be a reference rate and not its lowest rate. The CoBank Base Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company of any such change.
Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.
     SECTION 5. Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.

Non-Revolving Credit Supplement (Letters of Credit) R10178SO4	-2-
Amaizing Energy Denison, LLC
Denison, Iowa
     IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		AMAIZING ENERGY DENISON, LLC

By:	/s/ Penny Probasco	By:	/s/ Sam J. Cogdill

Title:	Assistant Corporate Secretary	Title:	Chairman, CEO